Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXONICS MODULATION TECHNOLOGIES, INC.

a Delaware corporation

Axonics Modulation Technologies, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State of the State on April 28, 2017, and as amended on August 3, 2017 (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED FURTHER, that Section A of Article 4 of the Certificate of Incorporation be amended in its entirety to read as follows:

“A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 25,552,648 shares, of which 15,500,000 shares shall be Common Stock, $0.0001 par value per share, and 10,052,648 shares shall be Preferred Stock, $0.0001 par value per share, of which 1,030,000 shares shall be designated “Series A Preferred Stock,” 2,529,862 shares shall be designated “Series B-1 Preferred Stock,” 2,537,231 shares shall be designated “Series B-2 Preferred Stock,” and 3,955,555 shares shall be designated “Series C Preferred Stock.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Axonics Modulation Technologies, Inc. has caused this Certificate of Amendment to be signed this 1st day of February, 2018.

/s/ Raymond W. Cohen
Chief Executive Officer